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                                                                     EXHIBIT 3.1


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               QUEST MEDICAL, INC.


Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

                                  ARTICLE ONE

The name of the corporation is Quest Medical, Inc.

                                  ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on May 28, 1998. The amendment alters Article One of the original Articles of Incorporation and the full text of Article One as amended is as follows:

                                  "ARTICLE ONE

The name of the corporation is Advanced Neuromodulation Systems, Inc."

                                  ARTICLE THREE

The number of shares of the corporation outstanding at the time of the adoption of the above amendment was 8,682,045, and the number of shares entitled to vote on the amendment was 8,682,045.

                                  ARTICLE FOUR

The number of shares voted for and against the above amendment, were 8,037,290 and 59,772, respectively.

Dated: June 12, 1998.

                                            QUEST MEDICAL, INC.

                                            By: /S/ F. Robert Merrill III
                                               ------------------------------
                                               F. Robert Merrill III
                                               Secretary